CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EZFILL HOLDINGS, INC.

Yehuda Levy hereby certifies that:

1. He is the Interim Chief Executive Officer of EzFill Holdings, Inc. (the "Corporation"), a Delaware Corporation

2. Article I of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

   "The name of this company is NextNRG, Inc. (the "Company" or the "Corporation")."

3. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth the foregoing amendment to the Amended and Restated Certificate of Incorporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

4. That in lieu of a meeting and vote of the stockholders of the Corporation (the "Stockholders"), the Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.

5. The aforesaid amendment to the Certificate of Incorporation will take effect on the 14th day of February, 2025, at 9:00 AM Eastern Standard Time.

6. The foregoing amendment to the Corporation's Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EZFILL HOLDINGS, INC

By: DocuSigned by: Yehuda Levy FF4B3901D88340A...

Name: Yehuda Levy

Title: Interim Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:08 PM 02/13/2025
FILED 03:08 PM 02/13/2025
SR 20250529787 - File Number 7348130